Exhibit 99.1

Mesa Air Group Reports Fourth Quarter and Fiscal Full-Year 2022 Results

December 29, 2022

PHOENIX, December 29, 2022 – Mesa Air Group, Inc. (NASDAQ: MESA) today reported fourth quarter and fiscal full-year 2022 financial and operating results.

Fiscal Fourth Quarter Update:

•	Total operating revenues of $125.6 million
•	Pre-tax loss of $148.6 million, net loss of $115.6 million or $(3.18) per diluted share
•	Adjusted net loss[1] of $13.5 million or $(0.37) per diluted share
•	Adjusted net loss excludes a $132.3 million non-cash (pre-tax) impairment loss related to the CRJ fleet
•	New industry-leading pilot pay agreement effective September 15th
•	Agreed to sell 18 CRJ-550s to United Airlines, 10 of which closed during the quarter
•	Launched the Mesa Pilot Development (“MPD”) Program
•	Negotiated a new two-year flight attendant agreement
•	Subsequent to quarter end:
o	Initiated and concluded wind-down agreement with American Airlines
o	Reached agreements with United Airlines for (i) capacity purchase agreement expansion for CRJ-900 flying and rate increase, (ii) a loan agreement, and (iii) an engine purchase agreement
o	Renegotiated certain aircraft debt and lease obligations
o	Agreed to sell 11 CRJ-900s, expected to close in Q1 CY2023

Fiscal Full-Year 2022 Update:

•	Total operating revenues of $531.0 million
•	Pre-tax loss of $234.7 million, net loss of $182.7 million or $(5.06) per diluted share
•	Adjusted net loss[1] of $40.2 million or $(1.12) per diluted share
•	Adjusted net loss excludes a $171.8 million non-cash (pre-tax) impairment loss related to the CRJ fleet

Jonathan Ornstein, Chairman and CEO, said, “Building on our relationship with United Airlines that began in 1992, we are delighted to announce our new and expanded agreements with United, allowing us to expand United’s reach into cities that have seen reductions or loss of flight service created by the industry-wide pilot shortage. After the transition, Mesa will be the only exclusive regional carrier for United operating large regional jets. We believe our strong relationship with United will provide significant opportunities for growth in the future. In particular, we believe Mesa’s participation in the Aviate program, combined with United’s industry-leading growth plan, will provide the most reliable, fastest path for aviators to transition to a major commercial carrier. Combined with the significant liquidity United is providing, this agreement represents a transformational step for our business as we aim to resolve the impacts of the industry-wide pilot shortage that we faced in fiscal 2022. With our pilot pipeline now filled thanks to our new pay scale and enhanced opportunities with United through Aviate, Mesa is in a superior position to meet the significant demand for regional flying.”

Fiscal Fourth Quarter Details:

Total operating revenues in Q4 2022 were $125.6 million, a decrease of $5.1 million (3.9%) from $130.8 million for Q4 2021. Contract revenue decreased $5.3 million, or 4.6%. These decreases were driven by lower block hours, offset by the expiration of temporary rate reductions related to the PSP program. Mesa’s Q4 2022 results include, per GAAP, the deferral of $1.3 million, versus the recognition of $1.3 million of previously deferred revenue in Q4 2021. The remaining

1See Reconciliation of non-GAAP financial measures

deferred revenue balance of $24.1 million will be recognized as flights are completed over the remaining terms of the contracts.

Mesa’s Adjusted EBITDA1 for Q4 2022 was $13.8 million, compared to $25.8 million in Q4 2021, and Adjusted EBITDAR1 was $22.4 million for Q4 2022, compared to $35.5 million in Q4 2021.

Mesa’s Q4 2022 results reflect a net loss of $115.6 million, or $(3.18) per diluted share, compared to a net loss of $7.5 million, or $(0.21) per diluted share for Q4 2021. Mesa’s Q4 2022 adjusted net loss1 was $13.5 million, or $(0.37) per diluted share, versus an adjusted net loss1 of $2.1 million, or $(0.06) per diluted share, in Q4 2021. The year over year decrease in adjusted net income of $11.4 million was primarily due to lower block hours, the net impact of the PSP program, and a decrease in maintenance expense.

For Q4 2022, 48% of the Company’s total revenue was derived from our contracts with United, 45% from American, 2% from DHL, and 5% from leases of aircraft to a third party.

Fiscal Full-Year 2022 Details:

For fiscal year 2022, total operating revenues were $531.0 million, an increase of $27.4 million (5.4%) from $503.6 million for fiscal year 2021. Contract revenue increased $44.0 million, or 10.1%. This was primarily due to the return to normal rates from our partners, which were temporarily reduced last year related to the PSP program, and recognition of higher deferred revenue, partially offset by a reduction in block hours and partner utilization penalties. Mesa’s fiscal year 2022 results include, per GAAP, the recognition of $10.4 million of previously deferred revenue, versus the deferral of $10.7 million of revenue in fiscal 2021.

Mesa’s Adjusted EBITDA1 for fiscal year 2022 was $66.6 million, compared to $150.0 million in fiscal year 2021, and Adjusted EBITDAR1 was $103.6 million for fiscal year 2022, compared to $189.3 million in fiscal year 2021.

Mesa’s fiscal year 2022 results reflect a net loss of $182.7 million, or $(5.06) per diluted share, compared to net income of $16.6 million, or $0.43 per diluted share, for fiscal year 2021. Mesa’s fiscal year 2022 adjusted net loss1 was $40.2 million, or $(1.12) per diluted share, versus adjusted net income of $24.6 million, or $0.64 per diluted share, in fiscal year 2021. The year over year decrease in adjusted net income of $64.8 million was primarily due to lower block hours, the net impact of the PSP program, change in deferred revenue, and higher pilot training expense.

American Airlines Agreement:

On December 19, 2022, we announced (link) a final agreement with American Airlines to wind-down our contract by April 3, 2023. The wind-down with American Airlines was primarily the result of ongoing losses within the American operation as a result of higher pilot wages, which Amercian would not agree to compensate Mesa for, and utilization penalties.

United Airlines Agreements:

On December 27, 2022, we finalized an amendment and restatement of our capacity purchase agreement with United Airlines. Under the agreement, Mesa will add up to 38 CRJ-900 aircraft, dependent on the number E-175s Mesa is operating. Mesa will begin flying CRJ-900s on behalf of United in March of 2023 and utilize all of the crew and maintenance locations currently operated for American Airlines in Phoenix, Dallas, El Paso, and Louisville, as well as open a CRJ-900 crew base in Houston and a pilot base in Denver. As part of the final agreement, United will also pay Mesa increased block-hour rates to cover the incremental pilot wage increases instituted by Mesa in September 2022, which will remain in effect through September 2025. United will receive a 10% equity position in Mesa and a seat on the Mesa Board of Directors.

Additionally, on December 27, 2022, we finalized an agreement with United for a $41.2 million liquidity facility, including the refinancing of $15.7 million outstanding under our CIT revolving credit facility maturing December 31, 2022, and an additional $25.5 million term loan, of which $15.0 million is forgivable if Mesa achieves certain aircraft utilization thresholds. The collateral for the loan is a combination of aircraft parts and a pledge of our equity investment in Archer Aviation, Inc. and Heart Aerospace Incorporated.

United also agreed to purchase 30 GE-CF34-8 spare engines from Mesa for $80 million, which is expected to provide over $50 million of net cash proceeds and close in Q1 CY2023.

Aircraft, Debt, and Lease Activities:

On December 15, 2022, Mesa entered into an agreement with Export Development Canada (“EDC”) to, subject to certain conditions, reduce debt service on seven CRJ-900 aircraft for the period of January 2023 through December 2024, providing approximately $14 million of incremental liquidity during this period. These debt service reductions will be repaid at maturity in December 2027. Additionally, the junior noteholder, MHIRJ, agreed to forgive 50% of its outstanding note balance if the notes are fully repaid prior to December 31, 2023.

On December 16, 2022, Mesa entered into an agreement with RASPRO Trust 2005 (“RASPRO”), which reduces the effective purchase price at or prior to lease termination in March 2024 on 15 CRJ-900s by approximately $25 million.

On December 23, 2022, Mesa entered into an agreement with US Treasury, enabling Mesa to sell certain aircraft and engines, which will provide approximately $24 million of incremental liquidity in Q1 CY2023. These sales include 8 CRJ-550s sold to United, which we expect to close in January 2023, 11 CRJ-900s agreed to be sold to a third party by March 31, 2023, and 6 spare GE CF34 engines. These sales are expected to reduce Mesa’s US Treasury debt by approximately $65 million and reduce annual interest expense by approximately $4.5 million at current rates.

Pilot Initiatives:

The increase in pilot pay implemented during the quarter has significantly reduced attrition and increased our pilot applicant pool. We currently have approximately 400 pilots in our training pipeline.

Liquidity and Capital Resources:

Mesa ended the quarter at $57.7 million in unrestricted cash and equivalents. As of September 30, 2022, the Company had $599.7 million in total debt secured primarily with aircraft and engines.

Conference Call Details:

Mesa Air Group will host a conference call with analysts on December 29th at 4:30 pm EST. The conference call number is 888-469-2054 (Passcode: Phoenix (7463649)). The conference call can also be accessed live via the web by visiting https://investor.mesa-air.com.

A recorded version will be available on Mesa's website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 107 cities in 39 states, the District of Columbia, the Bahamas, and Mexico as well as cargo services out of Cincinnati/Northern Kentucky International Airport. As of September 30, 2022, Mesa operated or leased a fleet of 158 aircraft with approximately 306 daily departures and 2,500 employees. Mesa operates all of its flights as either American Eagle, United Express, or DHL Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc., United Airlines, Inc., and flight service agreement with DHL.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Mesa Air Group, Inc.

Media

Media@mesa-air.com

Investor Relations
Doug Cooper
IR@mesa-air.com

MESA AIR GROUP, INC.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Operating revenues:
Contract revenue	$110,701	$115,994	$478,482	$434,518
Pass-through and other revenue	14,933	14,789	52,519	69,073
Total operating revenues	125,634	130,783	531,001	503,591

Operating expenses:
Flight operations	43,776	46,456	177,038	162,137
Maintenance	45,898	61,023	201,930	217,646
Aircraft rent	8,670	9,657	36,989	39,345
General and administrative	12,416	13,531	43,966	49,855
Depreciation and amortization	19,630	20,739	81,508	82,847
Lease termination	233	—	233	4,508
Impairment of assets	132,349	—	171,824	—
Other operating expenses	3,859	388	7,238	3,536
Government grant recognition	—	(26,100)	—	(119,479)
Total operating expenses	266,831	125,694	720,726	440,395
Operating income (loss)	(141,197)	5,089	(189,725)	63,196

Other income (expense), net:
Interest expense	(10,523)	(8,266)	(35,289)	(34,730)
Interest income	22	78	139	365
Gain on sale aircraft	4,723	(6,816)	4,723	—
Loss on investments, net	(1,066)	—	(13,715)	(6,816)
Other (expense) income, net	(598)	12	(801)	401
Total other expense, net	(7,442)	(14,992)	(44,943)	(40,780)
Income (loss) before taxes	(148,639)	(9,903)	(234,668)	22,416
Income tax expense (benefit)	(33,003)	(2,408)	(51,990)	5,828
Net income (loss)	$(115,636)	$(7,495)	$(182,678)	$16,588

Net income (loss) per share attributable to common shareholders
Basic	$(3.18)	$(0.21)	$(5.06)	$0.46
Diluted	$(3.18)	$(0.21)	$(5.06)	$0.43

Weighted-average common shares outstanding
Basic	36,336	35,925	36,133	35,713
Diluted	36,336	35,925	36,133	38,843

MESA AIR GROUP, INC.

Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	September 30, 2022	September 30, 2021
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$57,683	$120,517
Restricted cash	3,342	3,350
Receivables, net	3,978	3,167
Expendable parts and supplies, net	26,715	24,467
Prepaid expenses and other current assets	6,616	6,885
Total current assets	98,334	158,386

Property and equipment, net	865,254	1,151,891
Intangible assets, net	3,842	6,792
Lease and equipment deposits	6,085	6,808
Operating lease right-of-use assets	43,090	93,100
Deferred heavy maintenance, net	9,707	3,499
Assets held for sale	73,000	—
Other assets	16,290	36,121
TOTAL ASSETS	$1,115,602	$1,456,597

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$97,218	$111,710
Current portion of deferred revenue	385	6,298
Current maturities of operating leases	17,233	32,652
Accounts payable	59,386	61,476
Accrued compensation	11,255	12,399
Other accrued expenses	29,000	33,657
Total current liabilities	214,477	258,192

NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	502,517	539,700
Noncurrent operating lease liabilities	16,732	33,991
Deferred credits	3,082	3,934
Deferred income taxes	17,719	69,940
Deferred revenue, net of current portion	23,682	28,202
Other noncurrent liabilities	29,219	34,591
Total noncurrent liabilities	592,951	710,358
Total liabilities	807,428	968,550

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 36,376,897 (2022) and 35,958,759 (2021) shares issued and outstanding, and 4,899,497 (2022) and 4,899,497 (2021) warrants issued and outstanding	259,177	256,372
Retained earnings	48,997	231,675
Total stockholders' equity	308,174	488,047
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,115,602	$1,456,597

MESA AIR GROUP, INC.

Operating Highlights (unaudited)

	Three months ended
	September 30,
	2022	2021	Change
Available seat miles (thousands)	1,399,616	2,352,453	(40.5)%
Block hours	56,333	94,868	(40.6)%
Average stage length (miles)	641	663	(3.3)%
Departures	28,904	47,015	(38.5)%
Passengers	1,825,571	2,795,371	(34.7)%
Controllable completion factor*
American	98.18%	99.05%	(0.9)%
United	99.72%	99.81%	(0.1)%
Total completion factor**
American	97.12%	97.33%	(0.2)%
United	98.05%	98.06%	(0.0)%

*Controllable completion factor excludes cancellations due to weather and air traffic control
**Total completion factor includes all cancellations

1Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three and nine months ended September 30, 2022 and September 30, 2021. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income or loss. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

1Reconciliation of GAAP versus Non-GAAP disclosures

(In thousands, except for per diluted share) (Unaudited)

	Three Months Ended September 30, 2022				Three Months Ended September 30, 2021
	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income Before Taxes	Income Tax (Expense) Benefit	Net Income	Net Income per Diluted Share
GAAP income (loss)	$(148,639)	$33,003	$(115,636)	$(3.18)	$(9,903)	$2,408	$(7,495)	$(0.21)
Adjustments(1)(2)(3)(4)(5)(6)(7)	132,276	(30,184)	102,092	$2.81	6,816	(1,470)	5,346	$0.15
Adjusted income (loss)	(16,363)	2,819	(13,544)	$(0.37)	(3,087)	938	(2,149)	$(0.06)

Interest expense	10,523				8,266
Interest income	(22)				(78)
Depreciation and amortization	19,630				20,739
Adjusted EBITDA	13,768				25,840

Aircraft rent	8,670				9,657
Adjusted EBITDAR	$22,438				$35,497

(1) Losses of $1.1 million and $6.8 million on investment in stock during the three months ended September 2022 and 2021, respectively
(2) $.4 million loss on extinguishment of debt during the three months ended September 2022
(3) $19.1 million impairment loss on Held for Sale accounting treatment on eighteen (18) CRJ 700/550 aircraft during the three months ended September 30, 2022
(4) $4.7 million gain from sale of ten (10) CRJ 700/550 aircraft during the three months ended September 30, 2022
(5) $3.2 million of loss from winding down eighteen (18) CRJ 700/550 aircraft previously leased to GoJet during the three months ended September 30, 2022
(6) $3.5 million impairment true-up loss on twelve (12) CRJ 900 aircraft as Held for Sale during the three months ended September 30, 2022
(7) $109.7 million impairment loss on asset group held and used during the three months ended September 30, 2022

	Twelve Months Ended September 30, 2022				Twelve Months Ended September 30, 2021
	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income Before Taxes	Income Tax (Expense) Benefit	Net Income	Net Income per Diluted Share
GAAP income (loss)	$(234,668)	51,990	(182,678)	$(5.06)	$22,416	(5,828)	16,588	$0.43
Adjustments(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)	184,633	(42,137)	142,496	$3.94	10,374	(2,370)	8,004	$0.21
Adjusted income (loss)	(50,035)	9,853	(40,182)	$(1.12)	32,790	(8,198)	24,592	$0.64

Interest expense	35,289				34,730
Interest income	(139)				(365)
Depreciation and amortization	81,508				82,847
Adjusted EBITDA	66,623				150,002

Aircraft rent	36,989				39,345
Adjusted EBITDAR	$103,612				$189,347

(1) Losses of $13.7 million and $6.8 million on investment in stock for the twelve months ended September 2022 and 2021, respectively
(2) $.4 million loss on extinguishment of debt during the twelve months ended September 30, 2022
(3) $39.5 million impairment loss on Held for Sale accounting treatment on twelve (12) CRJ 900 aircraft during the twelve months ended September 30, 2022
(4) $19.1 million impairment loss on Held for Sale accounting treatment on eighteen (18) CRJ 700/550 aircraft during the twelve months ended September 30, 2022
(5) $4.7 million gain from sale of ten (10) CRJ 700/550 aircraft during the twelve months ended September 30, 2022
(6) $3.2 million of loss from winding down eighteen (18) CRJ 700/550 aircraft previously leased to GoJet during the twelve months ended September 30, 2022
(7) $3.5 million impairment true-up loss on twelve (12) CRJ 900 aircraft Held for Sale during the twelve months ended September 30, 2022
(8) $109.7 million impairment loss on asset group held and used during the twelve months ended September 30, 2022
(9) $.2 million impairment loss resulting from an abandonment of certain leased asset during the twelve months ended September 30, 2021
(10) $4.5 million lease termination expense related to the purchase of previously leased CRJ 900 during the twelve months ended September 30 ,2021
(11) $1.0 million gain of extinguishment of debt related to repayment of aircraft debt during the twelve months ended September 30, 2021

Source: Mesa Air Group, Inc.